Exhibit 99.1

J.L. Halsey Corp Announces Restatement of Financial Statements for First Three Quarters of Fiscal 2007 to Reflect Beneficial Conversion Feature of $10 Million Promissory Note

EMERYVILLE, Calif, Sept. 17, 2007 — J.L. Halsey Corp., (JLHY OTC:BB) today announced that it is amending its Quarterly Reports on Form 10-Q for the first three quarters of fiscal 2007 to reflect a restatement of its Consolidated Financial Statements to conform to relevant accounting guidance contained in Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) 98-5 and 00-27 regarding convertible securities.  Specifically, restated financial statements will reflect the calculation of the intrinsic value — as a non-cash interest expense — of beneficial conversion feature of the $10 million promissory note issued to LDN Stuyvie Partnership on August 16, 2006.

“This restatement consists solely of a non-cash interest charge that reduces net income and increases our stockholders’ additional paid in capital, therefore there is no net effect to our equity.  The restatement has no impact on our cash flows and will not impact our earnings beyond the third quarter of fiscal year 2007,” said Joe Lambert, Chief Financial Officer for J.L. Halsey.

The net result of the restatement of the Company’s interim balance sheet for the fiscal quarter ended September 30, 2006, is the recording of a discount of approximately $1,294,000 on the short term note payable, and an increase to stockholders’ additional paid in capital of the same amount.  The Company will also record a non-cash charge to interest expense during the three periods as follows:  approximately $329,000, or $0.00 per share, for the fiscal quarter ended September 30, 2006; approximately $712,000, or $0.01 per share, for the fiscal quarter ended December 31, 2006; and approximately $253,000, or $0.00 per share, for the fiscal quarter ended March 31, 2007.  During the third quarter, the Company issued 11,764,706 shares of common stock to the noteholder and retired the note.

On the date that the note was issued in the quarter ended September 30, 2006, the Company’s share price closed at $0.96 per share on the OTCBB, and on the date that the note converted the Company’s shares closed at $0.80 per share.  The note converted at a price of $0.85 per share in accordance with its terms.

“As part of the audit of our Consolidated Financial Statements for the fiscal year ended June 30, 2007, we evaluated various interpretations of technical accounting guidance related to beneficial conversion features and the intrinsic value of embedded conversion options with convertible instruments, and determined that it is necessary to reflect the impact of the resultant interest expense increase, decrease in notes payable and corresponding increase in additional paid in capital on previously reported financial statements,” said Luis Rivera, President and Chief Executive Officer of J.L. Halsey.

Rivera continued: “We do not believe this issue will have any impact on our results for the fourth quarter of 2007 or for fiscal 2008. We continue to stay on track with our strategy, integration process and new product development.”

About J.L. Halsey

J.L. Halsey (OTCBB: JLHY) is a leading marketing technology company that provides hosted and installed software solutions for marketers at mid-size businesses. Ziff Davis Media’s Baseline Magazine ranked J.L. Halsey No. 1 on its list of the fastest-growing software companies with sales under $150 million. Its core solutions—Lyris List Manager, EmailLabs, ClickTracks, Sparklist, Hot Banana and EmailAdvisor—provide a suite of best-of-breed tools for managing email marketing campaigns end-to-end, publishing and managing Web site content, creating landing pages and optimizing Web sites based on sophisticated, yet easy-to-use Web analytics. Clients include Nokia, Adobe, PalmSource, Johns Hopkins University and Jupitermedia. For more information, please visit www.jlhalsey.com, www.lyris.com, www.emaillabs.com, www.clicktracks.com, www.hotbanana.com and www.sparklist.com.

Precautionary Statements Regarding Forward-Looking Information

The statements in this press release relating to matters that are not historical facts are forward-looking statements based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, and are not guarantees of future performance and involve certain risks and uncertainties, including the risks and uncertainties detailed from time to time in J.L. Halsey’s filings with the Securities and Exchange Commission, available at www.sec.gov.